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The Italy Fund Inc. Announces Post Tender Portfolio Allocations

For Immediate Release

NEW YORK - PR Newswire - August 23, 2001 - The Italy Fund Inc., which is listed on the New York Stock Exchange under the symbol "ITA," announced today the portfolio allocations for the Fund as of July 31, 2001 following its recently concluded tender offer.

"We have used the recent tender offer as an opportunity to reallocate the Fund's portfolio holdings towards smaller and mid-capitalization companies which we believe offer greater potential for growth than do larger capitalization issues," said Heath B. McLendon, Chairman of The Italy Fund. "We are optimistic about the long-term potential of the Italian equity market and believe that both the Italian market and the Euro are currently undervalued by investors."

"These smaller and mid-capitalization companies are generally not as readily available to investors outside of Italy," said Rein van der Does, Portfolio Manager of The Italy Fund. "Such types of companies have contributed in the past to the Fund's strong absolute long-term performance and relative performance versus the Italian indices. Our strategy is to look for solid companies with strong growth prospects rather than trying to define specific economic or market trends. Our belief is that good companies should thrive over the long-term regardless of the latest financial trends."

At a meeting yesterday of The Italy Fund, the Board of Directors approved the reinstatement of the Fund's active share repurchase program and reaffirmed their commitment to work for the benefit of the Fund and its shareholders. The greater focus on smaller and mid-capitalization companies is part of the efforts of the Board of Directors and Management of the Fund to enhance shareholder value. Other efforts of the Board and Management to enhance shareholder value include the share repurchase program originally approved by the Board in 1998, and tender offers conducted in 2000 and 2001. The Board of Directors will continue to monitor the Fund's market price discount to net asset value and consider whether any further actions are appropriate.


                               The Italy Fund Inc.
                                   (NYSE: ITA)

Investment Objective: The Fund seeks long-term capital appreciation through investment of at least 65% of assets in a portfolio of Italian securities.


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Portfolio Composition*

Industry Allocations
--------------------

                             ITA       MSCI Index
                             ---       ----------
Automotive                    1.6%      3.1%
Banking                      12.5      24.5
Construction                  4.5       0.1
Consumer Products            17.0       1.6
Energy/Gas                    4.7      14.1
Insurance                     7.3      14.4
Media/Printing                4.8       3.8
Pharmaceuticals               8.7       0.3
Telecommunications           24.1      25.1
Textiles/Clothing             3.9       0.7
Utilities                     2.5       8.0
Miscellaneous                 4.2       4.3
Cash                          4.2       0.0

Top 10 Holdings
---------------
Telecom Italia Mobile SpA           Wireless Telecom          12.74%
Telecom Italia Di Risp              Telecommunications        11.38
Recordati SpA                       Pharmaceuticals            8.66
Autogrill SpA                       Consumer: Restaurant       8.06
Bipop-Carire SpA                    Banking                    7.74
Parmalat Finanziara                 Food                       5.12
Banca Fideuram SpA                  Banking                    4.71
Saipem                              Energy Services            4.70
Bayeriche Vita SpA                  Insurance                  4.51
Buzzi Unicem                        Construction               4.46

*Portfolio holdings and weightings are subject to change at any time.

Portfolio Statistics
--------------------
Total Net Assets           $44,188,166 million
Market Price               $8.00
NAV                        $8.72
Shares Outstanding:        5,067,450
Inception Date:            February 28, 1986

2001 Distribution:         $1.21 per share
2000 Distribution:         $7.98 per share
1999 Distribution:         $3.18 per share


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The Italy Fund Inc., a non-diversified investment management company, is managed by Smith Barney Fund Management LLC, a wholly owned subsidiary of Salomon Smith Barney Holdings Inc.

Contact:  Brenda Grandell
          Director, Closed-End Funds
          Citigroup Asset Management
          212-783-3471